EXHIBIT 5

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 1/30/26 to 2/9/26, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
1/30/2026	Sell	63,689	10.93
2/2/2026	Sell	46,664	10.97
2/3/2026	Sell	49,471	11.01
2/4/2026	Sell	16,224	11.04
2/5/2026	Sell	20,407	10.97
2/6/2026	Sell	74,059	10.99
2/9/2026	Sell	36,948	11.01